Media Contact: Mark Polzin (314) 982-1758

EMERSON REPORTS SECOND QUARTER 2017 RESULTS

•	Favorable order trends drive second quarter sales and profits leading to increase in full-year guidance

•	Sales of $3.6 billion were flat versus the prior year on both a net and underlying basis

•	Earnings per share from continuing operations increased 2 percent to $0.58

•	Completed the sale of the Leroy-Somer and Control Techniques businesses on January 31st

•	Closed the acquisition of the Valves & Controls business on April 28th

ST. LOUIS, May 2, 2017 – Emerson (NYSE: EMR) today announced net sales in the second quarter ended March 31, 2017 were flat on both a net and underlying basis. The second quarter results reflected a continued improvement in served markets across both platforms. Within the regions, growth in the United States, Europe and Asia, particularly in China, was offset by declines in Middle/East Africa and Latin America. Five percent growth in the Commercial & Residential Solutions platform was driven by favorable HVAC, refrigeration and construction related markets. The Automation Solutions platform was down low-single digits. However, MRO activity in energy related markets continues to strengthen, particularly in North America, and power and life sciences markets remained favorable.
All profitability measures increased in the second quarter. Gross profit margin of 43.6 percent improved 50 basis points versus the prior year primarily due to savings from restructuring activities in 2016. Pretax margin of 15.8 percent and EBIT margin of 17.0 percent increased 40 and 30 basis points respectively. Earnings per share from continuing operations of $0.58 increased 2 percent. Earnings per share were $0.45, down 21 percent, including a ($0.13) impact from discontinued operations related to the completed sales of the Network Power, Leroy-Somer and Control Techniques businesses.
"Following our solid first quarter, the second quarter results again exceeded our expectations delivering continued profitability improvement over the prior year,” said Chairman and Chief Executive Officer David N. Farr. “During the quarter we saw improving demand across both of our platform businesses, positioning us for a stronger second half of the year. Considering our solid performance in the first half of the fiscal year and current order trends, we are raising our full year sales and EPS guidance. We now expect earnings per share from continuing operations to be $2.55 to $2.65, versus our prior guidance of $2.47 to $2.62. This EPS guidance assumes full year sales are approximately flat with underlying sales up approximately 1 percent excluding unfavorable currency translation."

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Business Platform Results
Automation Solutions net and underlying sales decreased 3 percent. Demand conditions continued to improve within many of our key served markets. Power and life sciences markets continued to demonstrate positive momentum during the quarter and are expected to support growth in the second half of 2017. MRO activity in energy related markets remained favorable, particularly in North America, and should hold up globally as we move further into 2017. Underlying sales in North America were down 2 percent. MRO order rates continued to strengthen driven by shale and downstream customers. Project activity in combined cycle and natural gas power facilities was favorable in the quarter. Asia was down 2 percent, with China up 10 percent reflecting broad strength within our served markets and favorable turnaround activity. In other regions, Europe was flat, Middle East/Africa was down 9 percent and Latin America was down 16 percent. Margin decreased 10 basis points to 15.5 percent, primarily due to deleverage on lower volume. Based on current and expected order trends, the business expects the second half of the fiscal year to continue to improve with underlying sales trends turning positive driven by MRO and small project activity.
Commercial & Residential Solutions net and underlying sales increased 5 percent reflecting a continuation of strong demand in global HVAC and refrigeration markets and favorable conditions in construction related markets. Underlying sales in North America increased 4 percent, led by solid growth in air conditioning as well as favorable demand for tools from oil and gas customers and do-it yourself products from big box retailers. Asia increased 13 percent as broad strength in air conditioning and refrigeration markets continued across most of the region, particularly China which was up 20 percent. In other regions, Latin America was up 7 percent, Europe was up 6 percent and Middle East/Africa was down 3 percent. Margin increased 80 basis points to 23.7 percent, primarily due to leverage on higher volume and savings from restructuring actions. This platform has expanded profitability 170 basis points since the end of fiscal 2014 and with consistent global growth expected in HVAC end-markets, we are increasing strategic investments to better position the business for stronger growth through new technologies and markets. A favorable outlook for global demand within our served markets supports the expectation for mid-single digit growth in fiscal 2017.

2017 Outlook
Full-year net sales are now expected to be approximately flat, with underlying sales up approximately 1 percent excluding unfavorable currency translation of approximately 1 percent. Earnings per share from continuing operations guidance is being raised to $2.55 to $2.65. Automation Solutions net sales are expected to be down 3 to 4 percent, with underlying sales down 2 to 3 percent excluding unfavorable currency translation of approximately 1 percent. Commercial & Residential Solutions net and underlying sales are expected to be up 5 to 6 percent. This outlook excludes any impact related to the acquisition of the Pentair Valves & Controls business, which was completed on April 28th.  The timing of the closure has not afforded the Company sufficient time to fully incorporate the impact of this

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business into our guidance.  On today’s conference call we will provide initial estimates of the expected impact to the remainder of the fiscal 2017.  More detailed information on the Valves & Controls business and its impact to guidance will be provided in the coming months.
“Thanks to the success of our multi-year restructuring actions and with the momentum established by our two platform businesses, we’re well positioned for what we expect to be a stronger second half of the year,” said Farr. “We are encouraged by improving economic conditions and positive trends in capital spending. Our current order trends support positive sales growth in the second half of fiscal 2017 and leading into fiscal 2018. As we begin the third quarter, we remain focused on improving profitability and cash flow while continuing our portfolio repositioning to expand our leadership position in key served markets as evidenced by our recent completion of the Valves & Controls acquisition from Pentair. The final control management team will now focus on an aggressive integration over the remaining five months of the fiscal year."

Upcoming Investor Events
Today at 2:00 p.m. ET, Emerson management will discuss the second quarter 2017 results during a conference call. Access to a live webcast of the discussion will be available at www.emerson.com/financial at the time of the call. A replay of the conference call will remain available for 90 days.
On Wednesday, May 24, 2017, Emerson Chairman and Chief Executive Officer David Farr will present at the Electrical Products Group Conference in Longboat Key, Florida, at 10:45 a.m. ET. The presentation will be posted on Emerson's website at www.emerson.com/financial at the time of the event and remain available for approximately 90 days.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.
The outlook contained herein represents the Company's expectations for its consolidated results from continuing operations, and excludes the results of discontinued operations, as well as results attributable to the recent acquisition of the Pentair Valves & Controls business.

(tables attached)

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			Table 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended March 31		Percent
	2016	2017	Change

Net sales	$3,579	$3,574	—%
Costs and expenses:
Cost of sales	2,037	2,017
SG&A expenses	878	868
Other deductions, net	66	83
Interest expense, net	46	41
Earnings from continuing operations before income taxes	552	565	2%
Income taxes	177	181
Earnings from continuing operations	375	384	3%
Discontinued operations, net of tax	2	(84)
Net earnings	377	300
Less: Noncontrolling interests in earnings of subsidiaries	8	8
Net earnings common stockholders	$369	$292	(21)%

Diluted avg. shares outstanding	644.7	644.8

Diluted earnings per share common stockholders
Earnings from continuing operations	$0.57	$0.58	2%
Discontinued operations	—	($0.13)
Diluted earnings per common share	$0.57	$0.45	(21)%

	Quarter Ended March 31
	2016	2017
Other deductions, net
Amortization of intangibles	$22	$21
Restructuring costs	11	13
Other	33	49
Total	$66	$83

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			Table 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Six Months Ended March 31		Percent
	2016	2017	Change

Net sales	$6,916	$6,790	(2)%
Costs and expenses:
Cost of sales	3,960	3,868
SG&A expenses	1,757	1,690
Other deductions, net	120	116
Interest expense, net	93	87
Earnings from continuing operations before income taxes	986	1,029	4%
Income taxes	304	275
Earnings from continuing operations	682	754	11%
Discontinued operations, net of tax	48	(139)
Net earnings	730	615
Less: Noncontrolling interests in earnings of subsidiaries	12	14
Net earnings common stockholders	$718	$601	(16)%

Diluted avg. shares outstanding	648.6	644.5

Diluted earnings per share common stockholders
Earnings from continuing operations	$1.03	$1.14	11%
Discontinued operations	$0.07	($0.21)
Diluted earnings per common share	$1.10	$0.93	(15)%

	Six Months Ended March 31
	2016	2017
Other deductions, net
Amortization of intangibles	$44	$43
Restructuring costs	18	24
Other	58	49
Total	$120	$116

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		Table 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended March 31
	2016	2017
Assets
Cash and equivalents	$3,322	$5,039
Receivables, net	2,545	2,479
Inventories	1,345	1,331
Other current assets	618	597
Current assets held-for-sale	2,083	—
Total current assets	9,913	9,446
Property, plant & equipment, net	2,889	2,880
Goodwill	3,848	3,891
Other intangible assets	905	869
Other	202	191
Noncurrent assets held-for-sale	3,994	—
Total assets	$21,751	$17,277

Liabilities and equity
Short-term borrowings and current
maturities of long-term debt	$3,232	$252
Accounts payable	1,377	1,368
Accrued expenses	2,022	1,952
Income taxes	88	199
Current liabilities held-for-sale	1,463	—
Total current liabilities	8,182	3,771
Long-term debt	4,049	3,816
Other liabilities	1,446	1,633
Noncurrent liabilities held-for-sale	331	—
Total equity	7,743	8,057
Total liabilities and equity	$21,751	$17,277

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		Table 4
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Six Months Ended March 31
	2016	2017
Operating activities
Net earnings	$730	$615
(Earnings) Loss from discontinued operations, net of tax	(48)	139
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	286	283
Changes in operating working capital	(100)	(126)
Other, net	148	100
Cash from continuing operations	1,016	1,011
Cash from discontinued operations	190	(601)
Cash provided by operating activities	1,206	410

Investing activities
Capital expenditures	(210)	(194)
Purchases of businesses, net of cash and equivalents acquired	(11)	(16)
Other, net	71	(50)
Cash from continuing operations	(150)	(260)
Cash from discontinued operations	(38)	5,051
Cash provided by (used in) investing activities	(188)	4,791

Financing activities
Net increase (decrease) in short-term borrowings	704	(2,318)
Payments of long-term debt	(253)	(252)
Dividends paid	(616)	(621)
Purchases of common stock	(555)	(120)
Other, net	(5)	29
Cash used in financing activities	(725)	(3,282)

Effect of exchange rate changes on cash and equivalents	(25)	(62)
Increase in cash and equivalents	268	1,857
Beginning cash and equivalents	3,054	3,182
Ending cash and equivalents	$3,322	$5,039

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		Table 5
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended March 31
	2016	2017
Sales
Automation Solutions	$2,194	$2,117

Climate Technologies	993	1,058
Tools & Home Products	394	402
Commercial & Residential Solutions	1,387	1,460

Eliminations	(2)	(3)
Net sales	$3,579	$3,574

Earnings
Automation Solutions	$342	$328

Climate Technologies	226	249
Tools & Home Products	92	96
Commercial & Residential Solutions	318	345

Differences in accounting methods	47	35
Corporate and other	(109)	(102)
Interest expense, net	(46)	(41)
Earnings before income taxes	$552	$565

Restructuring costs
Automation Solutions	$8	$9

Climate Technologies	2	3
Tools & Home Products	1	—
Commercial & Residential Solutions	3	3

Corporate	—	1
Total	$11	$13

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		Table 6
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Six Months Ended March 31
	2016	2017
Sales
Automation Solutions	$4,356	$4,084

Climate Technologies	1,779	1,917
Tools & Home Products	786	795
Commercial & Residential Solutions	2,565	2,712

Eliminations	(5)	(6)
Net sales	$6,916	$6,790

Earnings
Automation Solutions	$683	$654

Climate Technologies	359	410
Tools & Home Products	177	184
Commercial & Residential Solutions	536	594

Differences in accounting methods	91	68
Corporate and other	(231)	(200)
Interest expense, net	(93)	(87)
Earnings before income taxes	$986	$1,029

Restructuring costs
Automation Solutions	$13	$15

Climate Technologies	3	7
Tools & Home Products	2	1
Commercial & Residential Solutions	5	8

Corporate	—	1
Total	$18	$24

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Reconciliations of Non-GAAP Financial Measures & Other				Table 7

Reconciliations of Non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions, except per share amounts):

Q2 2017 Underlying Sales Change	Auto Solns	Comm & Res Solns	Emerson
Reported (GAAP)	(3)%	5%	0%
Unfavorable FX	- %	1%	- %
Acquisitions	- %	(1)%	- %
Underlying*	(3)%	5%	0%

EBIT Margin	Q2 FY17	Q2 FY16	Change
Pretax margin (GAAP)	15.8%	15.4%	40 bps
Interest expense, net	1.2	1.3	(10) bps
EBIT margin*	17.0%	16.7%	30 bps

Note: Underlying sales and orders exclude the impact of acquisitions, divestitures and currency translation.

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